FOR IMMEDIATE RELEASE	CONTACT: EXCHANGE: SYMBOL: WEBSITE:	Connie Hamblin 616/772-1800 NASDAQ Global Select Market GNTX www.gentex.com

Gentex Revises Top Line Growth Estimates for Third Quarter of 2008

        Zeeland, Michigan, September 29, 2008 – Gentex Corporation (GNTX), the leading supplier of automatic-dimming rearview mirrors to the worldwide automotive industry, has announced that it has revised its prior estimate for top line growth for the third quarter ended September 30, 2008.

        In the Company’s second quarter news release on July 22, 2008, the Company had estimated that its top line growth for the third quarter of 2008 and balance of the year would be approximately ten percent higher than the revenues reported for those same periods in 2007, based on the mid-July light vehicle production forecast of CSM Worldwide. At that time, the Company’s Senior Vice President Enoch Jen did state that he felt that there was more downside than upside to that forecast in light of the significant uncertainties in the global automotive and overall economic environments.

        Since that time, there have been numerous automotive announcements of light vehicle production cuts, extended automotive plant shutdowns, significant declines in vehicle sales in both the United States and Europe, and turmoil in the financial markets. Based on those items and poorer economic conditions, the Company now believes that its revenues in the third quarter of 2008 will decline by approximately five percent compared with the same period last year. Primarily due to the lower sales level, the Company will be unable to leverage its fixed manufacturing overhead costs, which will negatively impact the Company’s gross margin. In addition, due to the significant downturn in the equities markets, the Company now expects that the realized gains/losses on the sale of equity investments will be approximately $4 million lower than the second quarter of 2008.

        “While we are not satisfied with the third quarter results, the reasons for the decline in top line growth are due to macroeconomic conditions that are well beyond our control,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “And, despite the gloom and doom in the economy and financial markets, by many other measures Gentex is doing well, as we remain very profitable, are financially sound and have a very strong balance sheet. We do not currently expect to change our dividend policy based on the existing tax treatment of cash dividends, and we currently expect to continue to execute the Company’s share repurchase plan that has been in place since 2003.”

        Jen said that the Company plans to provide updated guidance for the fourth quarter of 2008 when the Company announces the actual third quarter of 2008 financial results on October 21.

        “We believe that there is way too much uncertainty at this time to provide a meaningful forecast for the fourth quarter,” said Jen. “Hopefully the automotive and financial markets will begin to settle down over the next few weeks, and we’ll have more reliable information to use as a basis for forecasting top line growth in the fourth quarter of 2008.”

        The Company’s updated guidance for revenue growth in the third quarter of 2008 is based on CSM Worldwide’s mid September 2008 light vehicle production forecast. In that forecast, CSM predicted that light vehicle production units for the third quarter of 2008 would be 3.0 million for North America, 4.9 million for Europe and 3.5 million for Japan and Korea.

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Gentex Announces Revised Top Line Growth
September 29, 2008
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Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control ER&D and SG&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s market share, competitive pricing pressures, the ability to achieve purchasing cost reductions, currency fluctuations, interest rates, equity prices, the financial strength of the Company’s customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company’s filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter News Release and Conference Call

        A news release related to the actual financial results for the third quarter ending September 30, 2008, will be distributed on Tuesday, October 21, 2008. The conference call related to that news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time on October 21, 2008.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

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